Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	393,967	$2.45	$965,219.15	0.0001531	$147.78
Total Offering Amounts					$965,219.15		$147.78
Total Fee Offsets							–
Net Fee Due							$147.78

(1)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock quoted on the New York Stock Exchange on April 29, 2025.
(2)	Represents 393,967 shares which may be issued upon the vesting and settlement of restricted stock units, in accordance with the terms of the restricted stock unit award agreements, granted to employees of the Company to induce each such individual to accept employment with the Company pursuant to employment inducement awards within the meaning of NYSE Listed Company Manual Rule 303A.08. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that become issuable under the aforementioned restricted stock unit award agreements as a result of stock splits, stock dividends or similar transactions.